Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 30, 2020	(302) 883-6592

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2019

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the fourth quarter and year ended December 31, 2019.

Our fall NASCAR event weekend, which consisted of a K&N Pro Series East event, an Xfinity Series event, and a Monster Energy Cup Series event, was held during the fourth quarter of both 2019 and 2018.

Revenues for the fourth quarter of 2019 were $20,794,000 compared to $20,751,000 in the fourth quarter of 2018. Operating and marketing expenses were $12,255,000 in the fourth quarter of 2019 compared to $12,293,000 in the fourth quarter of 2018.

Operating results for our fall 2019 race weekend were comparable with last year. Higher broadcast and sponsorship revenue was offset by lower admissions revenue and higher purses.

General and administrative expenses increased to $1,894,000 in the fourth quarter of 2019 compared to $1,758,000 in the fourth quarter of 2018, primarily from higher employee benefits cost and real estate taxes.

Depreciation expense in the fourth quarter of 2019 increased to $1,097,000 from $789,000 in the fourth quarter of 2018. The increase is due to our decision during the third quarter to remove additional grandstand seats after our 2019 race season. We changed the estimated useful lives of the impacted assets resulting in $293,000 of accelerated depreciation expense in the fourth quarter of 2019.

We incurred $1,170,000 in costs related to the removal of the grandstands during the fourth quarter of 2019. The total cost of removal is estimated to be approximately $1.5 million.

Provision for contingent obligation was $638,000 during the fourth quarter of 2019 compared to $292,000 in the fourth quarter of 2018 primarily due to a reduction in the discount rate and a reduction in estimated future property tax increases.

Earnings before income taxes for the fourth quarter of 2019 were $3,809,000 compared to $5,551,000 in the fourth quarter of 2018.

The 2019 results include $293,000 of accelerated depreciation and $1,170,000 of grandstand removal costs. On an adjusted basis, excluding these items, earnings before income taxes for the fourth quarter were $5,272,000 in 2019 compared to $5,551,000 in 2018.

Net earnings for the fourth quarter of 2019 were $2,903,000 or $.08 per diluted share compared to $4,072,000 or $.11 per diluted share in the fourth quarter of 2018. Net earnings for the fourth quarter, adjusted for the aforementioned items, were $3,958,000 in 2019 compared to $4,072,000 in 2018, or $.11 per diluted share in each quarter.

As of December 31, 2019, the Company had no outstanding indebtedness and approximately $7.6 million in available cash.

During the fourth quarter this year, the Company repurchased 107,424 shares of its common stock on the open market at an average price of $1.92 per share, not including nominal brokerage commissions. Total repurchases for the year were 315,840 shares.

* * *

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
In Thousands, Except Per Share Amounts
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues:
Admissions	$2,466	$2,841	$4,968	$5,694
Event-related	2,929	3,127	6,713	8,410
Broadcasting	15,389	14,777	34,267	32,905
Other	10	6	15	7
	20,794	20,751	45,963	47,016

Expenses:
Operating and marketing	12,255	12,293	29,241	29,277
General and administrative	1,894	1,758	7,524	7,310
Depreciation	1,097	789	4,353	3,285
Costs to remove long-lived assets	1,170	-	1,170	-
	16,416	14,840	42,288	39,872

Gain on sale of land	-	-	4,325	2,413

Operating earnings	4,378	5,911	8,000	9,557

Interest income (expense), net	18	13	22	(62)
Provision for contingent obligation	(638)	(292)	(1,005)	(424)
Other income (expense), net	51	(81)	269	(4)

Earnings before income taxes	3,809	5,551	7,286	9,067

Income tax expense	(906)	(1,479)	(1,786)	(2,178)

Net earnings	$2,903	$4,072	$5,500	$6,889

Net earnings per common share:
Basic	$0.08	$0.11	$0.15	$0.19
Diluted	$0.08	$0.11	$0.15	$0.19

Weighted average shares outstanding:
Basic	35,795	36,027	35,946	36,130
Diluted	35,795	36,027	35,946	36,130

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES

TO ADJUSTED EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018
GAAP earnings before income taxes	$3,809	$5,551	$7,286	$9,067

Gain on sale of land (1)	-	-	(4,325)	(2,413)

Accelerated depreciation (2)	293	-	1,172	-

Cost to remove long-lived assets (3)	1,170	-	1,170	-

Adjusted earnings before income taxes	$5,272	$5,551	$5,303	$6,654

GAAP net earnings	$2,903	$4,072	$5,500	$6,889

Gain on sale of land, net of income taxes (1)	-	-	(3,417)	(1,908)

Accelerated depreciation, net of income taxes (2)	211	-	845	-

Cost to remove long-lived assets, net of income taxes (3)	844	-	844	-

Adjusted net earnings	$3,958	$4,072	$3,772	$4,981

GAAP net earnings per common share - basic and diluted	$0.08	$0.11	$0.15	$0.19

Gain on sale of land, net of income taxes (1)	-	-	(0.09)	(0.05)

Accelerated depreciation, net of income taxes (2)	0.01	-	0.02	-

Cost to remove long-lived assets, net of income taxes (3)	0.02	-	0.02	-

Adjusted net earnings per common share - basic and diluted	$0.11	$0.11	$0.11	$0.14

(1)	During 2019, we closed on the sale of parcels of land at our Nashville Superspeedway facility resulting in a gains of $4,186,000 and $139,000.

During 2018, we closed on sales of parcels of land at or Nashville Superspeedway facility resulting in a gain of $2,512,000. Also during 2018, we entered negotiations to sell a parcel of land we owned near St. Louis, Missouri. We adjusted the book value of the land to reflect the expected sale price resulting in a $99,000 loss. Each of these trasnactions were tax effected using our federal statutory rates as we had available state net operating losses.

(2)	During the third quarter of 2019, we made the decision to remove certain grandstand seating at our Dover International Speedway facility at the end of the 2019 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation of $879,000 and $293,000 being recorded in the third quarter and fourth quarter of 2019, respectively. These amounts were tax effected using our federal and state statutory rates.

(3)	Related to the decision to remove grandstand seats at Dover International Speedway, we incurred $1,170,000 of costs to remove these assets in the fourth quarter of 2019. This amount was tax effected using our federal and state statutory rates.

The components of GAAP net earnings per common share for the year ended December 31, 2019 do not add to the adjusted net earnings per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gains and losses on sale of land, accelerated depreciation and cost to remove long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings before income taxes, net earnings or net earnings per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.
CONSOLIDATED BALANCE SHEETS
In Thousands
(Unaudited)
	December 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$7,577	$3,951
Accounts receivable	645	676
Inventories	18	21
Prepaid expenses and other	1,186	1,055
Income taxes receivable	283	-
Assets held for sale	-	531
Total current assets	9,709	6,234

Property and equipment, net	50,065	48,137
Nashville Superspeedway facility	21,292	23,567
Right of use asset	188	-
Other assets	1,212	1,015
Total assets	$82,466	$78,953

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$119	$187
Accrued liabilities	3,710	3,083
Payable to Dover Downs Gaming & Entertainment, Inc.	-	9
Income taxes payable	-	118
Contract liabilities	976	1,140
Total current liabilities	4,805	4,537

Revolving line of credit, net	-	-
Liability for pension benefits	1,016	773
Lease liability	112	-
Non-refundable deposit	500	-
Provision for contingent obligation	3,389	2,384
Deferred income taxes	8,676	8,371
Total liabilities	18,498	16,065

Stockholders' equity:
Common stock	1,782	1,805
Class A common stock	1,851	1,851
Additional paid-in capital	100,994	101,416
Accumulated deficit	(36,968)	(38,826)
Accumulated other comprehensive loss	(3,691)	(3,358)
Total stockholders' equity	63,968	62,888
Total liabilities and stockholders' equity	$82,466	$78,953

DOVER MOTORSPORTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
In Thousands
(Unaudited)
	Years Ended
	December 31,
	2019	2018
Operating activities:
Net earnings	$5,500	$6,889
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	4,353	3,285
Amortization of credit facility fees	61	63
Stock-based compensation	294	302
Deferred income taxes	413	(966)
Provision for contingent obligation	1,005	424
(Gains) losses on equity investments	(162)	90
Gain on sale of land	(4,325)	(2,413)
Changes in assets and liabilities:
Accounts receivable	31	(200)
Inventories	3	(6)
Prepaid expenses and other	(181)	37
Accounts payable	(8)	66
Accrued liabilities	407	38
Payable to Dover Downs Gaming & Entertainment, Inc.	(9)	2
Income taxes payable/receivable	(380)	1,284
Contract liabilities	(164)	(109)
Liability for pension benefits	(63)	(1,835)
Net cash provided by operating activities	6,775	6,951

Investing activities:
Capital expenditures	(6,446)	(992)
Proceeds from sale of land and equipment, net	7,224	4,945
Non-refundable deposit received	500	-
Purchases of equity investments	(51)	(124)
Proceeds from sale of equity investments	40	90
Net cash provided by investing activities	1,267	3,919

Financing activities:
Borrowings from revolving line of credit	4,180	12,260
Repayments on revolving line of credit	(4,180)	(15,500)
Dividends paid	(3,642)	(2,930)
Repurchase of common stock	(739)	(750)
Credit facility fees	(35)	-
Net cash used in financing activities	(4,416)	(6,920)

Net increase in cash	3,626	3,950
Cash, beginning of year	3,951	1
Cash, end of year	$7,577	$3,951